Exhibit 99.1

AÉROPOSTALE REPORTS JANUARY SALES RESULTS;
SAME STORE SALES INCREASE 1%; RAISES FOURTH QUARTER GUIDANCE TO $0.96 to $0.97 PER SHARE

New York, New York – February 3, 2011 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended January 29, 2011 increased 7% to $120.4 million, from $112.5 million for the four-week period ended January 30, 2010. The Company’s same store sales increased 1% for the month, compared to a same store sales increase of 6% in the year ago period.

For the fourth quarter of fiscal 2010, total net sales increased 5% to $838.9 million, from $801.2 million in the year ago period. Same store sales for the fourth quarter decreased 3%, compared to a same store sales increase of 9% last year.  Total net sales for fiscal 2010 increased 8% to $2.400 billion, from $2.230 billion in the year ago period. Same store sales for fiscal 2010 increased 1%, compared to a same store sales increase of 10% last year.

During the month, the Company made progress selling through its holiday product, while also transitioning to its new spring merchandise assortment. The Company also raised its fourth quarter earnings guidance to a range of $0.96 to $0.97 per share, versus its previously issued guidance of $0.94 to $0.96 per share.

The Company will report fourth quarter and fiscal 2010 earnings on Thursday, March 10, 2011.

As previously announced, beginning in fiscal 2011, the Company will discontinue monthly sales reporting. Sales and earnings will be reported in conjunction with the quarterly earnings announcement. Accordingly, sales and earnings for the first quarter fiscal 2011 are scheduled to be reported on Thursday, May 19, 2011.

To hear the Aéropostale prerecorded January sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 906 Aéropostale stores in 49 states and Puerto Rico, 59 Aéropostale stores in Canada and 47 P.S. from Aéropostale stores in 13 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS.